Exhibit 10.4

AMENDMENT

TO

CABOT CORPORATION

SENIOR MANAGEMENT SEVERANCE PROTECTION PLAN

Cabot Corporation, a Delaware corporation (the “Company”), pursuant to Section 8.2 of the Cabot Corporation Senior Management Protection Plan (the “Plan”), hereby amends the Plan, effective as of January 13, 2012, as follows:

1.	Section 2.12 is amended in its entirety to read as follows:

““Eligible Employee” means each employee of the Company who is a member of the management Executive Committee or who is designated as an Eligible Employee by the Compensation Committee.”

2.	Section 4.2 (c) is amended in its entirety to read as follows:

“(c) the Company shall pay to the Participant, as severance pay and in lieu of any further salary for periods subsequent to the Participant’s Termination Date, in a single payment (without any discount for accelerated payment, but subject to applicable withholding taxes) within thirty (30) days after the Participant’s Termination Date, an amount in cash equal to: (i) if the Participant is the Chief Executive Officer of the Company, three (3) times the sum of (A) the Participant’s Base Salary and (B) the Participant’s Bonus Amount; (ii) if the Participant reports directly to the Chief Executive Officer or is a member of the management Executive Committee (other than the Chief Executive Officer) or is otherwise designated by the Compensation Committee as being entitled to receive the same benefit as a member of the management Executive Committee, two (2) times the sum of (A) the Participant’s Base Salary and (B) the Participant’s Bonus Amount; and (iii) if the Participant is not covered by subclause (i) or (ii) above, one (1) times the sum of (A) the Participant’s Base Salary and (B) the Participant’s Bonus Amount;”

3.	Section 4.2(d) is amended in its entirety to read as follows:

(d) For (i) the three (3) year period in the case of a Participant who is the Chief Executive Officer, (ii) the two (2) year period in the case of a Participant who reports directly to the Chief Executive Officer or is a member of the management Executive Committee (other than the Chief Executive Officer) or is otherwise designated by the Compensation Committee as being entitled to receive the same benefit as a member of the management Executive Committee, and (iii) the one (1) year period in the case of any other Participant, in each case commencing on the Participant’s Termination Date (the “Continuation Period”), the Company shall at its expense (and without contribution by the Participant) continue on behalf of the Participant and his or her dependents and beneficiaries (i) medical, health, dental and prescription drug benefits, ii) long-term disability coverage and (iii) life insurance and other death benefits coverage. The coverages and benefits (including deductibles, if any) provided under this Section 4.2(d)

during the Continuation Period shall be no less favorable to the Participant and his or her beneficiaries than the most favorable of such coverages and benefits provided the Participant and his or her dependents during the 90-day period immediately preceding the Change in Control or as of any date following the Change in Control but preceding the Participant’s Termination Date. The obligation under this Section 4.2(d) with respect to the foregoing benefits shall be limited if the Participant obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce or eliminate the coverage and benefits it is required to provide the Participant hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Participant than the coverages and benefits required to be provided hereunder. Any period during which benefits are continued pursuant to this Section 4.2(d) shall be considered to be in satisfaction of the Company’s obligation to provide “continuation coverage” pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, and the period of coverage required under said Section 4980B shall be reduced by the period during which benefits were provided pursuant to this Section 4.2(d);

4.	Section 4.5, “Gross-up Payment”, is deleted in its entirety.

5.	The following new Article VI is added:

“ARTICLE VI

LIMITATION ON SEVERANCE BENEFITS

6.	Excise Tax Limitation.

(a) Notwithstanding anything contained in the Plan to the contrary, to the extent that the Severance Benefit, either alone or together with any other payments or benefits that a Participant is entitled to receive or receives would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Severance Benefit shall be reduced (but not below zero) if and to the extent that a reduction in the Severance Benefit would result in the Participant retaining a larger amount, on an after-tax basis) taking into account federal, state and local income taxes and the Excise Tax), than if the Participant received the entire amount of such Severance Benefit. The Company shall reduce or eliminate the Severance Benefit by first reducing or eliminating the portion of the Severance Benefit which is not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined).

(b) The initial determination of whether the Severance Benefit shall be reduced as provided in Section 6(a) and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company from among the largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Participant within ten (10) days of the Termination Date. If the Accounting Firm determines that no Excise Tax is payable by the Participant with respect to a Severance Benefit, it shall furnish the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed with respect to any such Severance Benefit, and such Determination shall be binding, final and conclusive upon the Company and the Participant. If the Accounting Firm determines that an Excise Tax would be payable, the Participant shall have the right to accept the Determination of the Accounting Firm as to the extent of the reduction, if any, pursuant to Section 6(a), or to have such Determination reviewed by an accounting firm selected by the Participant, at the expense of the Company, in which case the determination of such second accounting firm shall be binding, final and conclusive upon the Company and Participant.”

In Witness Whereof, the Company has caused this Amendment to be signed by its duly authorized officer this 13th day of January 2012 and the undersigned officer certifies that the amendment has been approved by a resolution adopted by at least two-thirds of the Company’s Board of Directors.

CABOT CORPORATION

By:	/s/ Robby D. Sisco
	Name:	Robby D. Sisco
	Title:	Vice President,
Human Resources

3